(LOGO) 460 Briarwood Dr., Suite 415
       Jackson, MS 39206

       P. O. Box 12830
       Jackson, MS 39236-2830                                   (601) 899-1500
                                                           FAX: (601) 899-1502



March 30, 1998

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Master Servicing

Re:      Officer's Certificate

The undersigned Officer certifies the following for the 1997 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement and/or Seller/Servicer Guide and to the best of these officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;
(B) I have confirmed that the Servicer is currently an approved FNMA servicer in good standing;
(C) I have confirmed that the Fidelity Bond, the Errors and Omission Insurance Policy and any other bonds required under the terms of the Servicer Guide are in full force and effect;
(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy and Primary Mortgage Insurance Policy are with respect to each Mortgaged Property, has been paid and that all such insurance policies are in full force and effect;
(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, has been paid, or if any such costs or expenses have not been paid to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, N.A.;
(F)      All Custodial Accounts have been reconciled and are properly funded;
         and
(G) All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J, and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified By:
/s/Paul J. Salvo
Officer

President
Title

3/30/98
Date



          JACKSON, MISSISSIPPI - ATLANTA, GEORGIA - CLEARWATER, FLORIDA
                   Member of the Mortgage Bankers Association